Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2017 Results

Active management model leads to improved out-performance

STAMFORD, CT, August 7, 2017 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three and six months ended June 30, 2017.

Highlights for the Quarter:

●	Net loss of $5.9 million, or $0.08 per share, compared to a net loss of $22.5 million, or $9.98 per share, for the comparable quarter in 2016
●	Net revenue of $53.6 million, a 109% increase compared to the same period in 2016
●	Adjusted EBITDA(1) of $9.3 million, compared to a negative adjusted EBITDA of ($6.7 million) for the comparable quarter in 2016
●	Entered into new credit agreement in the aggregate principal amount of up to $61.2 million, which may be increased up to $100 million under certain circumstances
●	Continued fleet growth and optimization strategy
o	Took delivery of six Ultramax vessels acquired from Greenship Bulk
o	Entered into memorandum of agreement to sell the MV Wren for net proceeds of $7.6 million
o	Entered into memorandum of agreement to sell the MV Woodstar for net proceeds of $7.8 million delivered to the buyers subsequent to the quarter end
●	Achieved fleet utilization rate of 99.6% through active fleet management and augmented operating performance with 744 chartered-in days, a 272% increase compared to the same period in 2016

Gary Vogel, Eagle Bulk's CEO, commented, "During the second quarter, we delivered results that affirm the inherent potential of our active management model, as well as tangible progress towards Eagle Bulk’s larger goal of becoming the premier owner-operator of Supramax / Ultramax vessels. This progress is reflected in quarterly performance well in excess of the Baltic Supramax Index and in our continued fleet growth and optimization. Importantly, these positive developments are occurring against the backdrop of continued improvement in the dry bulk market itself with respect to both trade demand and vessel supply fundamentals.”

Fleet Operating Data

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Ownership Days	3,878	3,924	7,564	7,928
Chartered in Days	744	200	1,258	351
Available Days	4,515	4,102	8,649	8,199
Operating Days	4,498	4,064	8,603	8,094
Fleet Utilization (%)	99.6%	99.1%	99.5%	98.7%

1 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net loss to EBITDA and Adjusted EBITDA on page 9 for more information on non-GAAP financial measures.

Fleet Development

Took delivery of six of the nine vessels acquired from Greenship Bulk;

●	MV Mystic Eagle (63k DWT / 2013-built)
●	MV Southport Eagle (63k DWT / 2013-built)
●	MV Stonington Eagle (63k DWT / 2012-built)
●	MV Greenwich Eagle (63k DWT / 2013-built)
●	MV Fairfield Eagle (63k DWT / 2013-built)
●	MV Groton Eagle (63k DWT / 2013-built)

Took delivery of two additional Greenship Bulk vessels subsequent to the close of the quarter:

●	MV Rowayton Eagle (63k DWT / 2013-built)
●	MV Madison Eagle (63k DWT / 2013-built)

Vessel sales

●	Entered into memorandum of agreement to sell the MV Woodstar (53k DWT / 2008-built) for net proceeds of $7.8 million and delivered to the buyers subsequent to the quarter end
●	Signed a memorandum of agreement to sell the MV Wren (53k DWT / 2008-built) for net proceeds of $7.6 million. The vessel is expected to be delivered to the buyers in the fourth quarter of 2017

Results of Operations for the three and six months ended June 30, 2017 and 2016

For the three months ended June 30, 2017, the Company reported a net loss of $5.9 million, or $0.08 per share, based on a weighted average of 70,329,050 diluted shares outstanding. In the comparable quarter of 2016, the Company reported a net loss of $22.5 million, or $9.98 per share, based on a weighted average of 2,254,665 diluted shares outstanding. Earnings per share for the second quarter of 2016 was retrospectively adjusted to give effect for the 1 for 20 reverse stock split that became effective as of the opening of trading on August 5, 2016 (“the Reverse Stock Split”).

For the six months ended June 30, 2017, the Company reported a net loss of $17.0 million, or $0.25 per share, based on a weighted average of 67,996,330 diluted shares outstanding. For the six months ended June 30, 2016, the Company reported a net loss of $61.8 million, or $29.80 per share, based on a weighted average of 2,073,068 diluted shares outstanding. The net loss, excluding vessel impairment and refinancing charges, for the six months ended June 30, 2016 was $49.7 million, or $23.99 per share.

Net time and voyage charter revenues

Net time and voyage charter revenues in the quarter ended June 30, 2017 were $53.6 million compared with $25.6 million recorded in the comparable quarter in 2016. The increase in revenue was attributable to a higher number of freight voyages performed and higher time charter hire rates in the second quarter of 2017 as well as an increase in available days due to an increase in our owned fleet and chartered in vessels. Our fleet utilization increased from 99.1% to 99.6% due to better vessel performance and lower off hire days.

Net time and voyage charter revenues during the six months ended June 30, 2017 and 2016 were $99.5 million and $46.9 million, respectively. The increase in revenue was attributable to a higher number of freight voyages performed and higher time charter rates as well as an increase in the available days due to an increase in our owned fleet as well as chartered in vessels.

Voyage expenses

Voyage expenses for the three months ended June 30, 2017 were $13.4 million compared to $7.5 million in the comparable quarter in 2016. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Voyage expenses for the six months ended June 30, 2017 and 2016 were $26.7 million and $16.7 million, respectively. The increase in voyage expenses was mainly attributable to an increase in the number of freight voyages performed in the current year compared to prior year.

Vessel expenses

Vessel expenses for the three months ended June 30, 2017 were $19.3 million compared to $18.6 million in the comparable quarter in 2016. The increase in vessel expenses is attributable to the increase in purchase of stores and spares, lubes and repair expenses offset by a decrease in ownership days compared to prior year. The ownership days for the three-month periods ended June 30, 2017 and June 30, 2016 were 3,878 and 3,924, respectively. Average daily vessel operating expenses for our fleet for the three-month periods ended June 30, 2017 and June 30, 2016 were $4,979 and $4,739, respectively.

Vessel expenses for the six months ended June 30, 2017 and June 30, 2016 were $37.3 million and $39.1 million, respectively. The decrease in vessel expenses is attributable to a decrease in ownership days due to vessel sales offset by the acquisition of eight Ultramax vessels mentioned above. The ownership days for the six months ended June 30, 2017 were 7,564 compared to 7,928 in the comparable period in the prior year. Average daily vessel operating expenses for our fleet for the six months ended June 30, 2017 and June 30, 2016 were $4,927 and $4,929, respectively.

Charter hire expenses

Charter hire expenses for the three months ended June 30, 2017 were $6.4 million compared to $1.7 million in the comparable quarter in 2016. The increase in charter hire expense was principally due to an increase in the number of chartered in vessels. The total chartered in days for the three months ended June 30, 2017 were 744 compared to 200 for the comparable quarter in the prior year.

Charter hire expenses for the six months ended June 30, 2017 were $10.3 million compared to $3.2 million in the comparable period in the prior year. The increase in charter hire expenses is mainly due to an increase in chartered in vessels. The total chartered in days for the six months ended June 30, 2017 were 1,258 compared to 351 in the prior year comparable period.

Depreciation and amortization

Depreciation and amortization expense for the three months ended June 30, 2017 and 2016 was $8.0 million and $9.7 million, respectively. Total depreciation and amortization expense for the three months ended June 30, 2017 includes $7.0 million of vessel and other fixed asset depreciation and $1.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended June 30, 2016 were $8.8 million of vessel and other fixed asset depreciation and $0.9 million of amortization of deferred drydocking costs. The decrease in depreciation expense is attributable to the sale of six vessels during 2016 and the first and second quarters of 2017 and lower book value of vessels subsequent to the impairment charges aggregating $129.0 million recorded in the first and fourth quarters of 2016 offset by the purchase of eight new Ultramax vessels in the fourth quarter of 2016 and the first and second quarters of 2017. The decrease in depreciation expense was offset by an increase in drydock amortization.

Depreciation and amortization expense for the six months ended June 30, 2017 and 2016 was $15.5 million and $19.1 million, respectively. Total depreciation and amortization expense for the six months ended June 30, 2017 includes $13.5 million of vessel and other fixed assets depreciation and $2.0 million relating to the amortization of deferred drydocking costs. Comparable amounts for the six months ended June 30, 2016 were $17.7 million of vessel and other fixed asset depreciation and $1.4 million of amortization of deferred drydocking costs.

General and administrative

General and administrative expenses for the three months ended June 30, 2017 and 2016 were $8.6 million and $4.9 million, respectively. These general and administrative expenses include a non-cash compensation component of $2.5 million and $0.8 million for 2017 and 2016, respectively. The increase in general and administrative expenses was mainly attributable to increases in compensation expense, advisers’ fees and non-cash compensation expense. The increases are reflective of the expansion of our owner-operator platform and opening of Eagle Bulk Europe GmbH in the third quarter of 2016.

General and administrative expenses for the six months ended June 30, 2017 and 2016 were $16.4 million and $10.2 million, respectively. These general and administrative expenses include a non-cash compensation component of $4.6 million and $1.7 million for 2017 and 2016, respectively. The increase in general and administrative expenses was primarily due to increase in compensation expense, advisers' fees and non-cash compensation expense.

Interest expense and refinancing charges

Interest expense for the three months ended June 30, 2017 and 2016 was $6.9 million and $4.9 million, respectively. The increase in interest expense is primarily due to higher amortization of deferred financing costs and debt discount on the Second Lien Facility and compounding of payment-in-kind interest on the Second Lien Facility.

Interest expense for the six months ended June 30, 2017 and 2016 was $13.3 million and $7.7 million, respectively. The increase in interest expense is primarily due to the payment-in-kind interest on our Second Lien Facility and higher amortization of deferred financing costs and debt discount. The interest expense for the six months ended June 30, 2016 included only three months of interest expense and amortization of deferred financing costs as the Second Lien Facility was closed on March 30, 2016.

Refinancing charges for the six months ended June 30, 2017 and 2016 were none and $5.9 million, respectively. These costs primarily relate to the professional fees incurred in connection with the refinancing transaction, which was closed on March 30, 2016.

Liquidity and Capital Resources

Net cash used in operating activities during the six months ended June 30, 2017 and 2016 was $5.3 million and $32.6 million, respectively. The cash flow from operating activities improved over prior year primarily due to an increase in charter hire rates because of an improvement in the dry bulk market and lower drydock expenditures due to a lesser number of vessels drydocked in the current year compared to the prior year.

Net cash used in investing activities during the six months ended June 30, 2017 was $131.8 million compared with net cash provided by investing activities of $5.2 million during the six months ended June 30, 2016. The increase in cash used by investing activities relates to the purchase of seven Ultramax vessels for $120.9 million and $20.8 million paid as an advance towards the purchase of an additional three vessels from the Greenship sellers (Greenship Bulk Trust and Greenship Bulk Manager Pte. Ltd. its Trustee-Manager), which are expected to be delivered in the third quarter of 2017.

Net cash provided by financing activities during the six months ended June 30, 2017 was $129.3 million compared with $14.4 million during the six months ended June 30, 2016. The Company received net proceeds of $96.0 million in the December Private Placement, which closed on January 20, 2017 and repaid $5.3 million of its term loan under the First Lien Facility from the proceeds of the sale of the vessels Redwing and Sparrow. The Company received $40.0 million from the credit agreement entered into by Eagle Bulk Ultraco LLC (a wholly-owned subsidiary of the Company) (the “Ultraco Debt Facility”) in the second quarter of 2017 and paid $1.5 million as deferred financing costs. In the first quarter of 2016, the Company received proceeds of $60.0 million from the Second Lien Facility and repaid $17.7 million of its term loan and $30.2 million of its revolver loan under the Exit Financing Facility as part of the debt restructuring transaction, which closed on March 30, 2016. The Company paid $2.9 million as deferred financing costs relating to the restructuring transaction.

 As of June 30, 2017, our cash and cash equivalents balance was $68.7 million, compared to a cash and cash equivalents balance of $76.5 million as of December 31, 2016.

As of June 30, 2017, our total availability in the revolving credit facility under the First Lien Facility was $25.0 million.

As of June 30, 2017, the Company’s debt consisted of $203.8 million in term loans, net of $3.9 million of debt discount and deferred financing costs, the Second Lien Facility of $72.3 million, net of $13.7 million of debt discount and deferred financing costs and the Ultraco Debt Facility of $40.0 million, net of $1.5 million of debt discount and deferred financing costs.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years. Accordingly, these expenses are deferred and amortized over that period until the next anticipated drydocking. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. For the six months ended June 30, 2017, one of our vessels was drydocked (still in drydock as of June 30, 2017) and we incurred expenditures of $0.3 million. For the six months ended June 30, 2016, six of our vessels were drydocked, and we incurred expenditures of $2.0 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
September 30, 2017	56	$1.7 million
December 31, 2017	-	-
March 31, 2018	44	$1.3 million
June 30, 2018	66	$1.9 million

(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenues, net	$53,631,224	$25,590,434	$99,486,281	$46,868,722

Voyage expenses	13,379,664	7,450,149	26,733,011	16,694,196
Vessel expenses	19,308,802	18,594,587	37,264,321	39,075,222
Charter hire expenses	6,445,580	1,668,239	10,318,912	3,156,757
Depreciation and amortization	8,020,597	9,654,129	15,513,405	19,050,830
General and administrative expenses	8,589,979	4,874,719	16,368,800	10,206,062
Refinancing expenses	—	239,390	—	5,873,650
Loss / (Gain) on sale of vessels	(1,805,785)	401,210	(1,897,899)	401,210
Vessel impairment	—	—	—	6,167,262
Total operating expenses	53,938,837	42,882,423	104,300,550	100,625,189
Operating loss	(307,613)	(17,291,989)	(4,814,269)	(53,756,467)

Interest expense	6,858,716	4,902,857	13,303,747	7,720,503
Interest income	(185,641)	(58)	(375,439)	(3,512)
Other (income) / expense	(1,092,222)	300,785	(785,663)	300,785
Total other expense, net	5,580,853	5,203,584	12,142,645	8,017,776
Net loss	$(5,888,466)	$(22,495,573)	$(16,956,914)	$(61,774,243)

Weighted average shares outstanding:
Basic	70,329,050	2,254,665	67,996,330	2,073,068
Diluted	70,329,050	2,254,665	67,996,330	2,073,068

Per share amounts:
Basic net loss	$(0.08)	$(9.98)	$(0.25)	$(29.80)
Diluted net loss	$(0.08)	$(9.98)	$(0.25)	$(29.80)

CONSOLIDATED BALANCE SHEET

	June 30, 2017	December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$68,683,505	$76,516,110
Accounts receivable	11,261,855	5,089,708
Prepaid expenses	3,065,114	3,093,962
Inventories	12,570,540	10,876,713
Vessels held for sale	15,210,204	8,688,601
Other current assets	1,217,330	22
Total current assets	112,008,548	104,265,116
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $86,324,808 and $76,463,743, respectively	662,179,523	567,592,950
Advances for vessels purchase	20,863,466	1,926,886
Other fixed assets, net of accumulated amortization of $382,736 and $307,880, respectively	760,811	632,805
Restricted cash	74,917	74,917
Deferred drydock costs, net	9,873,520	11,507,309
Other assets	1,026,744	381,634
Total noncurrent assets	694,778,981	582,116,501
Total assets	$806,787,529	$686,381,617
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,841,063	$7,135,156
Accrued interest	13,655	28,872
Other accrued liabilities	8,114,876	11,545,447
Fair value below contract value of time charters acquired	—	820,313
Unearned charter hire revenue	6,415,987	6,046,032
Total current liabilities	22,385,581	25,575,820
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	199,913,956	204,352,318
Second Lien Facility, inclusive of payment-in-kind interest, net of debt discount and debt issuance costs	58,615,505	51,591,226
Ultraco Debt Facility, net of debt discount and debt issuance costs	38,507,000	—
Other liabilities	320,046	483,132
Fair value below contract value of time charters acquired	2,840,962	3,896,482
Total noncurrent liabilities	300,197,469	260,323,158
Total liabilities	322,583,050	285,898,978
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of June 30, 2017	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 70,329,050 and 48,106,827 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	703,291	481,069
Additional paid-in capital	883,826,230	783,369,698
Accumulated deficit	(400,325,042)	(383,368,128)
Total stockholders’ equity	484,204,479	400,482,639
Total liabilities and stockholders’ equity	$806,787,529	$686,381,617

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(16,956,914)	$(61,774,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,538,266	17,661,150
Amortization of deferred drydocking costs	1,975,139	1,389,680
Amortization of debt issuance costs	2,901,948	799,648
Amortization of fair value below contract value of time charter acquired	(375,833)	(251,096)
Payment-in-kind interest on debt	4,977,219	2,123,333
Fees paid on termination of time charter agreement	(1,500,000)	-
Net unrealized (gain) / loss on fair value of derivative instruments	(736,609)	294,150
Impairment of Vessels	—	6,167,262
Non-cash compensation expense	4,648,751	1,668,546
Drydocking expenditures	(341,350)	(2,037,821)
(Gain) / loss on sale of vessels	(1,897,899)	401,210
Changes in operating assets and liabilities:
Accounts receivable	(6,172,147)	1,513,372
Other current and non-current assets	(1,125,809)	(1,102,129)
Prepaid expenses	28,848	420,930
Inventories	(1,693,827)	(1,272,579)
Accounts payable	705,907	(319,601)
Accrued interest	(15,217)	(401,232)
Other accrued liabilities and other liabilities	(3,593,657)	83,551
Unearned revenue	369,955	2,036,721
Net cash used in operating activities	(5,263,229)	(32,599,148)

Cash flows from investing activities:
Vessel Improvements	(413,801)	(237,235)
Purchase of vessels	(120,918,014)	—
Advance for purchase of vessels	(20,863,466)	—
Proceeds from sale of vessels	10,586,500	5,767,000
Changes in restricted cash	—	66,244
Purchase of Other Fixed assets	(204,348)	(421,028)
Net cash (used in)/provided by investing activities	(131,813,129)	5,174,981

Cash flows from financing activities:
Proceeds from Second Lien Facility	—	60,000,000
Proceeds from Revolver Loan Facility under First Lien Facility	—	5,158,500
Repayment of Term Loan	(5,293,250)	(17,659,000)
Repayment of Revolver Loan	—	(30,158,500)
Proceeds from Ultraco Debt Facility	40,000,000	—
Proceeds from the common stock private placement, net of issuance costs	96,030,003	—
Cash used to settle net share equity awards	—	(2,938)
Financing costs paid to lender	—	(600,000)
Deferred financing costs	(1,493,000)	(2,336,009)
Net cash provided by financing activities	129,243,753	14,402,053

Net decrease in cash and cash equivalents	(7,832,605)	(13,022,114)
Cash and cash equivalents at beginning of period	76,516,110	24,896,161
Cash and cash equivalents at end of period	$68,683,505	$11,874,047

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net loss under GAAP attributable to the Company adjusted for interest, taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain / loss on sale of vessels, refinancing expenses and non-cash compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net loss to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net loss	$(5,888,466)	$(22,495,573)	$(16,956,914)	$(61,774,243)
Adjustments to reconcile net loss to EBITDA:
Interest expense	6,858,716	4,902,857	13,303,747	7,720,503
Interest Income	(185,641)	(58)	(375,439)	(3,512)
Income taxes	-	-	-	-

EBIT	784,609	(17,592,774)	(4,028,606)	(54,057,252)
Depreciation and amortization	8,020,597	9,654,129	15,513,405	19,050,830
EBITDA	8,805,206	(7,938,645)	11,484,799	(35,006,422)

Non-cash, one-time and other adjustments to EBITDA(1):	501,511	1,277,456	2,375,019	13,859,572
Adjusted EBITDA	$9,306,717	$(6,661,189)	$13,859,818	$(21,146,850)

(1)

One-time and other adjustments to EBITDA includes; vessel impairment, refinancing charges, non-cash compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days, which the Company has recently updated and reflected in the table above in this press release to better reflect the way management views the business, as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, August 8, 2017, to discuss the second quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 59963234. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 PM ET on August 8, 2017 until 11:30 PM ET on August 15, 2017. To access the replay, call 1 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 59963234.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

Contact:

 Company Contact:

 Frank De Costanzo

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 203-276-8100

     Investor Relations / Media:

     Jonathan Morgan

     Alex Hinson

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.